EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111341) of Highland Hospitality Corporation of our report dated September 20, 2004, relating to the financial statements of Wyndham Acquisition Hotels, which report appears in the Form 8-K/A of Highland Hospitality Corporation dated October 14, 2004.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

October 14, 2004